UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 2, 2014 (October 2, 2014)

IDAHO NORTH RESOURCES CORP.
(Exact name of registrant as specified in its charter)

IDAHO
(State or other jurisdiction of incorporation)

000-55045
(Commission File No.)

1220 Big Creek Road
Kellogg, ID  83837
(Address of principal executive offices and Zip Code)

(509) 928-7604
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                          ENTRY INTO A MATERIALLY DEFINITIVE AGREEMENT.

On October 1, 2014, we entered into an Exploration Program Agreement ("Agreement") with Coeur Explorations, Inc., an Idaho corporation ("Coeur").  The purpose of the Agreement is to conduct exploration within an area of interest in Central Nevada; identify, select, acquire, and/or appropriate potential mining properties; and evaluate the possible development and mining of such properties.  The term of the Agreement expires on March 11, 2017, unless sooner terminated by either party and may be extended by mutual agreement.

During the Agreement period, Coeur will have the right to select target properties identified and acquired or appropiated by us and earn up to 80% interest in the target properties by meeting certain minimum investment and other requirements. Prior to selection of any target properties, Coeur will pay certain consulting and field-related costs associated with the Program, along with a 10% administrative fee to us.

We will operate the program.  As program operator, we will conduct various exploration activities to identify and acquire or appropriate potential precious metals properties within the area of interest. These properties will be presented to Coeur for review for potential development. If Coeur accepts a proposed property, it may acquire a 60% interest in that property by investing a total of $2 million over a 3-year period and completing a NI 43-101 compliant Technical Report.  Upon Coeur completing its acquisition of the 60% interest, it may acquire an additional 20% interest, or 80% total, by investing a minimum of $2 million per year until completion of a Preliminary Economic Analysis (PEA).  A joint venture would then be formed between Coeur and IDAH, the guidelines for which are spelled out in the Agreement.

ITEM 7.01                          REGULATION FD DISCLOSURE.

On October 2, 2014 we issued a press release and announced that we had finalized the Agreement with Coeur on October 1, 2014.

ITEM 9.01                          EXHIBITS.

Exhibit	Document Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 2nd day of October 2014.

IDAHO NORTH RESOURCES CORP.

BY:	ERIK PANKE
Erik Panke, CFO